Exhibit 99.1

NYSE: TRV

Travelers Reports First Quarter Net Income per Diluted Share of $2.33, Up 15% from Prior Year Quarter

Record Quarterly Operating Income per Diluted Share of $2.31

Return on Equity and Operating Return on Equity of 14.1% and 15.8%, Respectively

Board of Directors Approves 9% Increase in the Company’s Regular Quarterly Dividend per Share to $0.50

•             Net and operating income of $896 million and $887 million, respectively, both up 11% from prior year quarter.

•             Continued improvement in underlying underwriting margins in all segments.

•             Written rate gains continued to exceed expected loss cost trends in all segments. Renewal rate change of 8% in Business Insurance, including nearly 10% in Commercial Accounts.

•             Repurchased 3.7 million shares for $300 million in the quarter.

•             Book value per share of $68.00, up 7% from end of prior year quarter and 1% from year-end 2012.

New York, April 23, 2013 — The Travelers Companies, Inc. today reported net income of $896 million, or $2.33 per diluted share, for the quarter ended March 31, 2013, compared to $806 million, or $2.02 per diluted share, in the prior year quarter. Operating income in the current quarter was $887 million, or $2.31 per diluted share, compared to $801 million, or $2.01 per diluted share, in the prior year quarter. The increase in net and operating income in the current quarter compared to the prior year quarter resulted from higher underlying underwriting margins (i.e., excluding net favorable prior year reserve development and catastrophe losses) and lower catastrophe losses, which more than offset lower net investment income and lower net favorable prior year reserve development.

Consolidated Highlights

($ in millions, except for per share amounts,	Three Months Ended March 31,
and after-tax, except for premiums & revenues)	2013	2012	Change
Net written premiums	$5,597	$5,497	2%

Total revenues	$6,328	$6,392	(1)

Operating income	$887	$801	11

per diluted share	$2.31	$2.01	15

Net income	$896	$806	11

per diluted share	$2.33	$2.02	15

Diluted weighted average shares outstanding	381.9	395.8	(4)

GAAP combined ratio	88.5%	92.2%	(3.7	)pts

Operating return on equity	15.8%	14.7%	1.1	pts

Return on equity	14.1%	13.1%	1.0	pts

	As of March 31,
	2013	2012	Change
Book value per share	$68.00	$63.81	7%

Adjusted book value per share	$60.39	$56.53	7

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are pleased to report our highest quarterly operating income per diluted share since Travelers’ initial public offering in 2002,” commented Jay Fishman, Chairman and Chief Executive Officer. “Operating income of $887 million and operating return on equity of 15.8% reflect continued improvement in our underlying underwriting margins primarily due to the pricing and underwriting actions we have taken across all segments. Our high quality investment portfolio continued to perform well, with returns modestly declining in line with our expectations given continued low interest rates.

“We continue to be encouraged by the fact that in each of our segments renewal pricing exceeded expected loss cost trends and retentions remained stable.  In Business Insurance, renewal rate change of 8% was generally consistent with levels achieved over the last five quarters and new business volumes modestly improved.  In Financial, Professional and International Insurance, renewal rate change was consistent with the most recent quarter and improved meaningfully from a year ago, driven primarily by our Management Liability business. In Personal Insurance, we continue to achieve the improvements in pricing and terms and conditions needed to improve profitability.

“We are very pleased with the current quarter results and remain committed to our strategy of improving returns through selectively seeking price increases and improved terms and conditions given the continued low interest rates and uncertain weather patterns,” concluded Mr. Fishman.

First Quarter 2013 Consolidated Results

	Three Months Ended March 31,
	2013		2012		2013	2012
($ in millions)	Pre-tax				After-tax
Underwriting gain	$602		$393		$385	$248
Underwriting gain includes:
Net favorable prior year reserve development	231		304		154	200
Catastrophes, net of reinsurance	(99)		(168)		(65)	(109)

Net investment income	670		740		542	593

Other, including interest expense	(62)		(66)		(40)	(40)

Operating income	1,210		1,067		887	801
Net realized investment gains	10		10		9	5
Income before income taxes	$1,220		$1,077
Net income					$896	$806

GAAP combined ratio	88.5%		92.2%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	87.8%		91.4%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(4.1	)pts	(5.5	)pts
Catastrophes, net of reinsurance	1.8	pts	3.1	pts

Operating income of $887 million after-tax increased $86 million, or 11 percent, from the prior year quarter primarily reflecting higher underlying underwriting margins and lower catastrophe losses, partially offset by lower net investment income and lower net favorable prior year reserve development. Included in net prior year reserve development in the current quarter was a $42 million pre-tax ($27 million after-tax) charge that was precipitated by legislation in New York enacted during the first quarter 2013 related to the New York Fund for Reopened Cases for workers’ compensation.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 88.5 percent, as compared to 92.2 percent in the prior year quarter. This improvement of 3.7 points in the combined ratio resulted from higher underlying underwriting margins (3.8 points) and lower catastrophe losses (1.3 points), partially offset by lower net favorable prior year reserve development (1.4 points). Catastrophe losses in the current quarter were due to tornadoes and hail storms in the Southeastern United States. Net favorable prior year reserve development in the current quarter occurred in all segments.

The current quarter underlying GAAP combined ratio was 90.8 percent, as compared to 94.6 percent in the prior year quarter. This improvement of 3.8 points primarily resulted from earned rate increases exceeding loss cost trends in each segment.

Total revenues of $6.328 billion in the current quarter decreased 1 percent from the prior year quarter. Within total revenues, net investment income decreased from the prior year quarter due to lower real estate partnership and private equity returns in the non-fixed income portfolio and lower reinvestment rates in the fixed income portfolio.

Net written premiums of $5.597 billion in the current quarter increased 2 percent from the prior year quarter. Renewal rate gains continued in all segments and retention rates remained strong and generally consistent with recent quarters. New business volumes in Business Insurance increased from the prior year quarter but decreased in Financial, Professional & International Insurance and Personal Insurance.

Capital Management

“During the quarter, we repaid $500 million of maturing debt from existing holding company liquidity and returned approximately $500 million in capital to our shareholders through share repurchases and dividends,” commented Jay S. Benet, Vice Chairman and Chief Financial Officer. “We announced today a 9% increase to our quarterly dividend per share, which brings the compound annual growth rate of our quarterly dividend per share to approximately 10% since our 2004 merger.”

During the first quarter of 2013, the company repurchased 3.7 million shares under its existing share repurchase authorization at a total cost of $300 million, leaving $1.859 billion of capacity under that authorization for future share repurchases. Shareholders’ equity was $25.596 billion at the end of the first quarter of 2013, a 1 percent increase from year-end 2012. Included in shareholders’ equity were after-tax net unrealized investment gains of $2.864 billion, compared to $3.103 billion at year-end 2012. Adjusted shareholders’ equity (which excludes after-tax net unrealized investment gains) increased 2 percent from year-end 2012.  Statutory surplus was $20.692 billion, and the ratio of debt-to-capital (excluding after-tax net unrealized investment gains) was 20.5 percent, within the company’s target range of 15 percent to 25 percent.

The Board of Directors declared a regular quarterly dividend of $0.50 per share. This dividend, which is $0.04 higher than the last regular quarterly dividend, is payable June 28, 2013, to shareholders of record as of the close of business June 10, 2013.

Business Insurance Segment Financial Results

“In Business Insurance, our underlying underwriting results continued to increase meaningfully as evidenced by the four point improvement in the underlying combined ratio,” commented Brian MacLean, President and Chief Operating Officer, “and we achieved a record level of net written premiums. Production results were very strong and generally consistent with the fourth quarter. Written rate gains were between 6% and 10% across all lines, led by Worker’s Compensation and Commercial Auto, retentions were stable and new business levels improved.”

	Three Months Ended March 31,
	2013		2012		2013	2012
($ in millions)	Pre-tax				After-tax
Underwriting gain	$298		$284		$188	$177
Underwriting gain includes:
Net favorable prior year reserve development	113		248		75	162
Catastrophes, net of reinsurance	(35)		(53)		(23)	(34)

Net investment income	487		532		394	425

Other	13		14		8	10

Operating income	$798		$830		$590	$612

GAAP combined ratio	89.4%		89.6%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.9	)pts	(8.6	)pts
Catastrophes, net of reinsurance	1.2	pts	1.8	pts

Operating income of $590 million after-tax decreased $22 million, or 4 percent, from the prior year quarter primarily reflecting lower net favorable prior year reserve development and lower net investment income, partially offset by higher underlying underwriting margins and lower catastrophe losses.  Included in net prior year reserve development in the current quarter was a $42 million pre-tax ($27 million after-tax) charge that was precipitated by legislation in New York enacted during the first quarter 2013 related to the New York Fund for Reopened Cases for workers’ compensation.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 89.4 percent, as compared to 89.6 percent in the prior year quarter. This improvement of 0.2 points in the combined ratio resulted from higher underlying underwriting margins (4.3 points) and lower catastrophe losses (0.6 points), mostly offset by lower net favorable prior year reserve development (4.7 points). Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the general liability product line for accident years 2010 and prior and in the property product line for accident years 2010 through 2012.

The current quarter underlying GAAP combined ratio was 92.1 percent, as compared to 96.4 percent in the prior year quarter. This improvement of 4.3 points primarily resulted from earned rate increases exceeding loss cost trends.

Business Insurance net written premiums of $3.260 billion in the current quarter increased 5 percent from the prior year quarter primarily due to continued increases in renewal premium change. Retention rates remained strong, and new business volumes increased from the prior year quarter.

Select Accounts

•             Net written premiums of $724 million increased 1 percent from the prior year quarter primarily due to higher renewal premium change.

•             Renewal premium change remained strong and was driven by both renewal rate change and higher insured exposures.

•             Retention rates increased from the prior year quarter.

•             New business volumes decreased from the prior year quarter.

Commercial Accounts

•             Net written premiums of $908 million increased 5 percent from the prior year quarter primarily due to higher renewal premium change.

•             Renewal premium change remained strong and was primarily driven by renewal rate change.

•             Retention rates remained at a high level and increased from the prior year quarter.

•             New business volumes increased from the prior year quarter.

Other Business Insurance (Includes Industry-Focused Underwriting, Target Risk Underwriting and Specialized Distribution)

•             Net written premiums of $1.351 billion increased 5 percent from the prior year quarter primarily due to higher renewal premium change.

•             Renewal premium change remained strong and was primarily driven by renewal rate change.

•             Retention rates remained at a high level and increased from the prior year quarter.

•             New business volumes increased from the prior year quarter.

National Accounts

•             Net written premiums of $277 million increased 18 percent from the prior year quarter due to continued strong renewal premium change, high retention rates and favorable audit and retrospective premiums. In addition, growth in workers’ compensation residual market pools also contributed to premium growth.

Financial, Professional & International Insurance Segment Financial Results

“In our Financial, Professional & International Insurance segment, the combined ratio continued to improve, dropping to 82.3% in the first quarter of 2013,” commented MacLean. “The underlying loss ratio for the quarter benefited from underwriting actions across the segment and increased rate in our Management Liability businesses, and has now improved sequentially for nine consecutive quarters. Net written premiums in the segment increased 7% from the first quarter of 2012, primarily driven by favorable reinsurance costs, as well as increased rate in our Management Liability businesses.”

	Three Months Ended March 31,
	2013		2012		2013	2012
($ in millions)	Pre-tax				After-tax
Underwriting gain	$128		$88		$85	$59
Underwriting gain includes:
Net favorable prior year reserve development	58		46		40	31
Catastrophes, net of reinsurance	—		—		—	—

Net investment income	92		104		75	85

Other	5		8		3	5

Operating income	$225		$200		$163	$149

GAAP combined ratio	82.3%		87.8%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(7.8	)pts	(6.1	)pts
Catastrophes, net of reinsurance	—	pts	—	pts

Operating income of $163 million after-tax increased $14 million, or 9 percent, from the prior year quarter primarily reflecting higher underlying underwriting margins and higher net favorable prior year reserve development, partially offset by lower net investment income.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 82.3 percent, as compared to 87.8 percent in the prior year quarter. This improvement of 5.5 points in the combined ratio resulted from higher underlying underwriting margins (3.8 points) and higher net favorable prior year reserve development (1.7 points). Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the Surety business for accident years 2006 through 2008 and 2010 within Bond & Financial Products, as well as in several lines of business within International.

The current quarter underlying GAAP combined ratio was 90.1 percent, as compared to 93.9 percent in the prior year quarter. This improvement of 3.8 points primarily resulted from earned rate increases exceeding loss cost trends, as well as a lower level of large losses within International.

Financial, Professional & International Insurance net written premiums of $647 million increased 7 percent from the prior year quarter primarily driven by Bond & Financial Products.

Retention rates, renewal premium changes and new business volumes, as discussed below, exclude the surety line of business as surety products are generally sold on a non-recurring, project-specific basis.

Bond & Financial Products

•             Net written premiums of $395 million increased 11 percent from the prior year quarter primarily driven by lower reinsurance costs (resulting from price decreases and slightly higher retention levels), as well as renewal rate increases in Management Liability.

•             Renewal premium change remained strong and continued to increase from recent quarters primarily driven by renewal rate change.

•             Retention rates were down slightly from the prior year quarter but remained strong and consistent with recent quarters.

•             New business volumes, while below the prior year quarter, increased from recent quarters.

International

•             Net written premiums of $252 million increased 2 percent from the prior year quarter.

•             Renewal premium change was essentially flat as the impact of positive renewal rate change was offset by lower insured exposures.

•             Retention rates improved slightly from the prior year quarter.

•             New business volumes decreased from the prior year quarter.

Personal Insurance Segment Financial Results

“In Personal Insurance, underlying underwriting margins in both Auto and Homeowners improved,” commented MacLean. “Pricing gains and retention rates were consistent with recent quarters in both products, and new business levels, while lower than historical norms, were generally consistent with the fourth quarter of 2012. We were pleased that earned rate increases in Auto continued to exceed loss cost trends and we will continue to execute on our underwriting and product strategies.”

	Three Months Ended March 31,
	2013		2012		2013	2012
($ in millions)	Pre-tax				After-tax
Underwriting gain	$176		$21		$112	$12
Underwriting gain includes:
Net favorable prior year reserve development	60		10		39	7
Catastrophes, net of reinsurance	(64)		(115)		(42)	(75)

Net investment income	91		104		73	83

Other	18		19		12	13

Operating income	$285		$144		$197	$108

GAAP combined ratio	89.4%		97.8%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	87.5%		95.7%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.3	)pts	(0.5	)pts
Catastrophes, net of reinsurance	3.5	pts	6.0	pts

Operating income of $197 million after-tax increased $89 million, or 82 percent, from the prior year quarter primarily reflecting higher underlying underwriting margins, lower catastrophe losses and higher net favorable prior year reserve development, partially offset by lower net investment income.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 89.4 percent, as compared to 97.8 percent in the prior year quarter. This improvement of 8.4 points in the combined ratio was primarily due to higher underlying underwriting margins (3.1 points), higher net favorable prior year reserve development (2.8 points) and lower catastrophe losses (2.5 points). The net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in Homeowners & Other for accident year 2011.

The current quarter underlying GAAP combined ratio was 89.2 percent, as compared to 92.3 percent in the prior year quarter. This improvement of 3.1 points was primarily due to earned rate increases exceeding loss cost trends in both Automobile and Homeowners & Other, as well as lower non-catastrophe weather-related losses.

Personal Insurance net written premiums of $1.690 billion decreased 6 percent from the prior year quarter primarily due to lower new business volumes, largely as a result of the company’s pricing strategy, increasing deductibles and other profitability improvement initiatives.

Agency Automobile and Agency Homeowners & Other, as discussed below, represent business sold through agents, brokers and other intermediaries and exclude direct to consumer.

Agency Automobile

•             Net written premiums of $831 million decreased 8 percent from the prior year quarter.

•             Policies in force decreased 11 percent from the prior year quarter.

•             Renewal premium change remained strong and consistent with recent quarters.

•             Retention rates remained strong and generally consistent with recent quarters.

•             New business volumes, while below the prior year quarter, were generally consistent with the most recent quarter.

Agency Homeowners & Other

•             Net written premiums of $820 million decreased 4 percent from the prior year quarter.

•             Policies in force decreased 8 percent from the prior year quarter.

•             Renewal premium change remained strong and consistent with recent quarters.

•             Retention rates remained very strong and consistent with recent quarters.

•             New business volumes, while below the prior year quarter, were generally consistent with the most recent quarter.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9:30 a.m. Eastern (8:30 a.m. Central) on Tuesday, April 23, 2013. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website. Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s website.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations website at http://investor.travelers.com.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and operations in the United States and selected International markets. For more information, visit www.travelers.com.

From time to time, Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material company information.  Financial and other important information regarding the company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@TRV_Insurance) at https://twitter.com/TRV_Insurance.  In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States. Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Partner Services; and Specialized Distribution including Northland and National Programs. Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Canada and the Republic of Ireland, and on an international basis through Lloyd’s. The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the company’s share repurchase plans, expected margin improvement, future pension plan contributions and the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, loss costs, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions; and

•                  strategic initiatives.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the company’s business could be materially and adversely affected;

•                  if actual claims exceed the company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes and profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business operations;

•                  within the United States, the company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the company’s profitability and limit its growth;

•                  changes in federal regulation could impose significant burdens on the company and otherwise adversely impact its results;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the company operates could adversely impact the company;

•                  the company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data security and/or outsourcing relationships, the company’s ability to conduct its business could be negatively impacted;

•                  the company is subject to a number of risks associated with its business outside the United States;

•                  new regulations outside of the U.S., including in the European Union, could adversely impact the company’s results of operations and limit its growth;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  changes to existing accounting standards may adversely impact the company’s reported results;

•                  the company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce the company’s future profitability; and

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the company’s desired ratings from independent rating agencies, funding of the company’s qualified pension plan, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.  Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends to Net Income

	Three Months Ended
	March 31,
($ in millions, after-tax)	2013	2012

Operating income	$887	$801
Net realized investment gains	9	5
Net income	$896	$806

	Twelve Months Ended December 31,
($ in millions, after-tax)	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	—	1	3	3	4	4	5	6
Operating income	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	32	36	173	22	(271)	101	8	35
Income from continuing operations	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	—	(439)
Net income	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended
	March 31,
	2013	2012

Basic earnings per share
Operating income	$2.33	$2.03
Net realized investment gains	0.03	0.01
Net income	$2.36	$2.04

Diluted earnings per share
Operating income	$2.31	$2.01
Net realized investment gains	0.02	0.01
Net income	$2.33	$2.02

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended
	March 31,
($ in millions, after-tax)	2013	2012

Business Insurance	$590	$612
Financial, Professional & International Insurance	163	149
Personal Insurance	197	108
Total segment operating income	950	869
Interest Expense and Other	(63)	(68)
Total operating income	$887	$801

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of March 31,
($ in millions)	2013	2012

Adjusted shareholders’ equity	$22,723	$22,029
Net unrealized investment gains, net of tax	2,864	2,838
Net realized investment gains, net of tax	9	5
Shareholders’ equity	$25,596	$24,872

	As of December 31,
($ in millions)	2012	2011	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	3,103	2,871	1,859	1,856	(146)	620	453	327	866
Net realized investment gains (losses), net of tax	32	36	173	22	(271)	101	8	35	(28)
Preferred stock	—	—	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	—	—	(439)	88
Shareholders’ equity	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended
	March 31,
($ in millions, after-tax)	2013	2012

Annualized operating income	$3,550	$3,202
Adjusted average shareholders’ equity	22,512	21,817
Operating return on equity	15.8%	14.7%

Annualized net income	$3,586	$3,225
Average shareholders’ equity	25,500	24,675
Return on equity	14.1%	13.1%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through March 31, 2013

	Three Months Ended
	March 31,		Twelve Months Ended December 31,
($ in millions)	2013	2012	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$887	$801	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized operating income	3,550	3,202
Adjusted average shareholders’ equity	22,512	21,817	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	15.8%	14.7%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period January 1, 2005 through March 31, 2013	12.9%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended
	March 31,
($ in millions, after-tax except as noted)	2013	2012

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$470	$257
Pre-tax impact of catastrophes	(99)	(168)
Pre-tax impact of net favorable prior year loss reserve development	231	304
Pre-tax underwriting gain	602	393
Income tax expense on underwriting results	217	145
Underwriting gain	385	248
Net investment income	542	593
Other, including interest expense	(40)	(40)
Operating income	887	801
Net realized investment gains	9	5
Net income	$896	$806

ADJUSTMENT TO THE GAAP COMBINED RATIO FOR THE INCREMENTAL IMPACT OF THE DIRECT TO CONSUMER INITIATIVE

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio) and the underwriting expense ratio. For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums. The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees and other to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit.  A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Calculation of the GAAP Combined Ratio

	Three Months Ended
	March 31,
($ in millions, pre-tax)	2013	2012

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,153	$3,364
Less:
Policyholder dividends	10	12
Allocated fee income	42	35
Loss ratio numerator	$3,101	$3,317

Underwriting expense ratio
Amortization of deferred acquisition costs	$948	$971
General and administrative expenses (G&A)	915	884
Less:
G&A included in Interest Expense and Other	4	7
Allocated fee income	55	47
Billing and policy fees and other	24	27
Expense ratio numerator	$1,780	$1,774

Earned premium	$5,517	$5,523

GAAP combined ratio (1)
Loss and loss adjustment expense ratio	56.2%	60.1%
Underwriting expense ratio	32.3%	32.1%
Combined ratio	88.5%	92.2%

(1)         For purposes of computing GAAP ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

GAAP combined ratio excluding the incremental impact of the direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance. In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency business.

Reconciliation of the Consolidated and Personal Insurance GAAP Combined Ratios (Excluding the Incremental Impact of the Direct to Consumer Initiative) to the Consolidated and Personal Insurance GAAP Combined Ratios

	Three Months Ended
	March 31,
	2013	2012

Personal Insurance
GAAP combined ratio excluding incremental impact of direct to consumer initiative	87.5%	95.7%
Incremental impact of direct to consumer initiative	1.9%	2.1%
GAAP combined ratio	89.4%	97.8%

Consolidated
GAAP combined ratio excluding incremental impact of direct to consumer initiative	87.8%	91.4%
Incremental impact of direct to consumer initiative	0.7%	0.8%
GAAP combined ratio	88.5%	92.2%

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful in an analysis of the results of the International market and the Financial, Professional & International (FP&II) segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on International Net Written Premiums to International Net Written Premiums

	Three Months Ended
	March 31,
($ in millions)	2013	2012	Change

Net written premiums - holding foreign exchange rates constant	$253	$247	2%

Impact of changes in foreign exchange rates	(1)
Net written premiums	$252	$247	2%

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended
	March 31,
($ in millions)	2013	2012	Change

Net written premiums - holding foreign exchange rates constant	$648	$604	7%
Impact of changes in foreign exchange rates	(1)
Net written premiums	$647	$604	7%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of
	March 31,	December 31,	March 31,
($ in millions, except per share amounts)	2013	2012	2012

Tangible shareholders’ equity	$19,046	$18,604	$18,299
Goodwill	3,365	3,365	3,365
Other intangible assets	370	381	417
Less: Impact of deferred tax on other intangible assets	(49)	(48)	(47)
Adjusted shareholders’ equity	22,732	22,302	22,034
Net unrealized investment gains, net of tax	2,864	3,103	2,838
Shareholders’ equity	$25,596	$25,405	$24,872

Common shares outstanding	376.4	377.4	389.8

Tangible book value per share	$50.60	$49.29	$46.95
Adjusted book value per share	60.39	59.09	56.53
Book value per share	68.00	67.31	63.81

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capitalization

	As of
	March 31,	December 31,	March 31,
($ in millions)	2013	2012	2012

Debt	$5,851	$6,350	$6,606
Shareholders’ equity	25,596	25,405	24,872
Total capitalization	31,447	31,755	31,478
Net unrealized investment gains, net of tax	2,864	3,103	2,838
Total capitalization excluding net unrealized gain on investments, net of tax	$28,583	$28,652	$28,640

Debt-to-capital ratio	18.6%	20.0%	21.0%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	20.5%	22.2%	23.1%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business volume is the amount of written premium related to new policyholders and additional products sold to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.  For the Business Insurance segment, retention, renewal premium change and new business volumes exclude National Accounts and Business Insurance-Other.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service.  These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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Contacts

Media:	Institutional Investors:	Individual Investors:
Patrick Linehan	Gabriella Nawi	Marc Parr
917.778.6267	917.778.6844, or	860.277.0779
	Andrew Hersom
	860.277.0902